Exhibit 5.1


                                                                January 11, 2002


Data Systems & Software Inc.
200 Route 17
Mahwah, NJ 07430

   Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Data Systems & Software Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company under the Securities Act of 1933 for the purpose of registering an aggregate of 365,210 shares of its common stock, par value $.01 per share (the "Shares").

     On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized for issuance and (ii) the Shares are fully paid and non-assessable shares of common stock of the Company.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

     Sheldon Krause, a member of our firm, is the Secretary and a director of the Company.

                                           Very truly yours,

                                           /s/ Ehrenreich Eilenberg & Krause LLP


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